EXHIBIT 99.2


                     INDIRECT CHARTER AGREEMENT #(redacted)


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         This Agreement is made and entered into as of November 29, 2001, by and between FLIGHTSERV.COM, Delaware corporation ("Indirect Air Carrier"), having its principal place of business at 1954 Airport Road, Suite 203, Atlanta, GA 30341 and VE HOLDINGS, INC. d/b/a Vacation Express ("Charterer"), having its principal place of business at 2987 Clairmont Road, Suite 205, Atlanta, GA
30329.

         WHEREAS, Indirect Air Carrier desires to charter airline services to Charterer, and Charterer desires to charter from Indirect Air Carrier, certain aircraft and services as set forth more fully herein;

         WHEREAS, this Agreement is commonly known as an Indirect Charter Agreement, wherein, Indirect Air Carrier has contracted for the aircraft, crews, maintenance and insurance ("ACMI") and all other expenses associated with the charter unless specifically accepted by the Charterer in this Agreement;

         WHEREAS, Indirect Charter contracted for PACE AIRLINES ("Airline") to provide the ACMI services for flights pursuant to this Agreement.

          NOW THEREFORE, for and in consideration of the promises and covenants herein contained and other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, do hereby agree as follows:

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Section 1  -      Term of Charter

The term of this Agreement shall be from December 20, 2001 to and including December 19, 2004, a period of 36 months. This agreement may be extended up to December 19, 2007 after December 20, 2002 with mutual agreement but such extension must be completed by December 19th, 2003. Subject to such extension as may be permitted under this Agreement, the charter contemplated herein will commence on the date of the first flight and will terminate on the date of the last flight set forth in Appendix A hereto.

Section 2  -      Condition Precedent

Performance of this agreement is conditional upon receipt of required permissions, U.S. Department of Transportation Public Charter Authority, approvals and consents of all appropriate and required government authorities on or before fifteen (15) days before the start of the proposed operation. Indirect Air Carrier will cause the Airline to seek U.S. Federal Aviation Authority (FAA) approval and all governmental approvals, including but not limited to approvals of foreign authorities and make all required filings. Indirect Air Carrier will seek U.S. Department of Transportation (DOT) approval and make the required filings. Upon written request, each will assist the other in obtaining such approval, authorities and rights.

     This Agreement is further conditioned upon the leasing of six (6) Boeing 737 aircraft pursuant to such terms and conditions that are satisfactory to Airline in its sole and absolute discretion. Lease Agreement to be completed by no later than 7th September 2001 and Indirect Air Carrier shall advise the Charterer of the lease negotiations status no later than 31st August 2001. Failure to comply with either of these obligations shall release Charterer and Airtours plc from all further obligations forthwith. The acquisition condition date may be extended by mutual consent. This condition was met by September 7, 2001.

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     This Agreement is further conditioned upon the negotiation and execution of a Co-Charter Supplementary agreement between Airline, Indirect Air Carrier and Charterer. This condition was met by August 15, 2001.

     This Agreement is further conditioned upon Charterer being satisfied by September 7th 2001 following an audit of Airline's operation (with which Airline shall fully cooperate) that Airline has the available resources to fulfill this contract. Failure to satisfy Charterer shall release Charterer, Airtours plc, its group companies from all further obligations forthwith. This condition was met by September 7, 2001.

     This Agreement is further conditioned upon Charterer issuing of a Letter of Credit that shall list the Airline as beneficiary. Such Letter of Credit as provided in Charter ACMI Agreement #VE0008 shall be maintained during the term of this Agreement and for a period thirty (30) days thereafter. This condition was met by September 15, 2001.

     This Agreement is further conditioned upon Indirect Air Carrier issuing of a Letter of Credit on or before December 20th 2001 in the sum of US$200,000 (Charterer having the right to review this figure from time to time if reasonably necessary) in a form reasonably satisfactory to Charterer that shall list the Charterer as beneficiary. Such Letter of Credit shall be maintained during the term of this Agreement and for a period thirty (30) days thereafter.

Section 3  -      Primary Payment Obligations of Charterer

      The "Charter Price" shall at the commencement of this Agreement be as specified in Appendix A in consideration of the performance by Indirect Air Carrier of its obligations under the Agreement.

      Charterer will remit at least fourteen (14) days prior to each Flight the appropriate Charter Price to the Indirect Air Carrier pursuant to Appendix A, subject to the contract not having been breached prior to the due date. The said payment shall be made into an escrow account, and shall not accessed by either Indirect Air carrier or Airline until the said Flight has departed. Subject to these same provisos, Charterer agrees to pay Indirect Air Carrier the Annual ACMI Guarantee as listed in Appendix A (subject to the provisos contained within the schedule), for the flights per calendar year during the term of this contract. For the purpose of clarification, this does not mean that Charterer is liable to pay both the Charter Price and the Annual ACMI Guarantee - the Annual ACMI Guarantee is made up of the individual Charter Prices of the flights listed in Appendix A. Payment to Indirect Air Carrier is subject to its performance or availability to perform (ie the Indirect Air Carrier is ready able and willing to perform, but does not do so either due to a prior material default by the Charterer, or a request by the Charterer that they should not perform) the terms and provisions of this Agreement.

     For the purposes of this agreement, all airports outside the United States which are contained within the flight program contained within this Agreement, together with Sanford, Florida within the United States, and such other airports as may be added from time to time by the parties shall be known as the "C Airports".

     For the purposes of this agreement, all airports inside the United States, and which are contained within the flight program contained within this agreement (excluding Sanford, Florida), and such other airports as may be added from time to time between the parties shall be known as the "F Airports".

Section 4  -      Obligations of the Charterer

         Charterer will submit its flight schedule to Indirect Air Carrier no less than twenty (20) days prior to the first departure date of that month. There will be no schedule changes less than ten (10) days prior to departure without mutual consent of the parties, whose consent will not be unreasonably withheld.

     In relation to the C Airports, Charterer will be responsible at all times for the performance of its employees subcontractors or agents, except to the extent resulting directly or indirectly from the action or inaction of Indirect Air Carrier, Airline, or their directors, officers, agents, servants or employees.

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     Additionally, Charterer shall be responsible for contracting with the necessary third parties at the C Airports to carry out the Obligations, and shall be responsible for paying for their services.

     Charterer shall reimburse Indirect Air Carrier all those taxes that are outlined in Schedule D from time to time at the prevailing rate which Indirect Air Carrier may be obliged to pay from time to time. Indirect Air Carrier shall immediately remit taxes to the proper governmental authority and indicate this by signing the Declaration of Obligation (attached).

Charterer will be responsible for the payment of Fuel Charges pursuant to
Section 8 of this Agreement.

Charterer will be responsible for the payment of Charter Price Escalation Charges pursuant to Section 9 of this Agreement.

Section 5  -      Obligations of Indirect Air Carrier

     Indirect Air Carrier agrees to charter certain aircraft (the "Aircraft") to Charterer in accordance with the terms and conditions of this Agreement. The aircraft type and capacity, routing(s), price, payment schedule, and related information are set forth in Appendix A. The Aircraft shall be delivered to Charterer in the configurations set forth in Appendix A and in the usual and customary condition (including full compliance with air worthiness regulations) for Aircraft similarly situated.

     In consideration of payment by Charterer of the amounts set forth in Appendix A, Indirect Air Carrier shall cause Airline to provide such ACMI services in respect of such operation:

a) Fully qualified and licensed cockpit crews as required to carry out the flights;

b) All required cabin crew to carry out the flights, who will (together with the cockpit crew) at all times during the operation of the Aircraft be the employees of Airline;

c) All normal pay and allowances payable by Airline, to its above identified employees;

d) Flight dispatch services for the Aircraft with respect of the flights conducted hereunder;

e) All necessary scheduled and unscheduled maintenance and repair to the Aircraft in accordance with FAA requirements and Airline's and manufacturer's approved maintenance programs;

f)       Insurance as set forth below in Section 7 below.

Additionally, in consideration of payment by Charterer of the amounts set forth in Appendix A, Indirect Air Carrier shall provide and be responsible for contracting and paying for the following flight, passenger and ground services in respect of such operation at the F Airports (the Obligations"):

a) Passenger and Baggage Handling related to their respective travel and required facilities necessary for travel on these charters (Airline will be responsible for the imposition of baggage limits within the space and weight limits of the Aircraft);

b)            Passenger ticketing and check-in;

c)            Passenger and baggage security fees and inspection fees;

d) Aircraft handling, including aircraft marshalling, air start, ground power units (except when being used for extended maintenance purposes), pushback of aircraft, stairs, deicing and cleaning of aircraft interior at all stations except when Pace is utilizing the aircraft outside the scope of this agreement;

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e)            Liaising with and supervising the providers of aircraft fuel and into-plane service of fuel which Charterer will contract with pursuant to Section 8 below.

f) Landing fees, traffic rights and fees, en route navigation and overflight charges, air traffic control fees and other similar charges;

g) Fees applicable to aircraft parking and aircraft security at all airports;

h) Catering of passengers and crew, which should be billed on the actual uplift

i) Processing, collection and remittance of any baggage claims (except to the extent resulting directly or indirectly from the action or inaction, if action is required under this Agreement, of Charterer, their directors, officers, agents, servants or employees);

j) Up to six (6) rooms, on an as needed basis, at SFB during hub operations for the flight crews and cabin crews of spare aircraft on hub days;

k) Any other hotel accommodations of flight crews, cabin crews and required maintenance and operations personnel at all airports other than the airports of SFB and those determined bases (as agreed upon by Charterer and listed in Appendix A) for those individuals performing work under this Agreement;

l) Remittance of taxes paid to Indirect Air Carrier to the proper governmental authority.

m) Remittance of any and all other customs, immigrations, agricultural and other inspection fees or charges and related expenses including per passenger fee, over-time charges, and any governmental fees, either foreign or domestic U.S to the proper governmental authority;

n) Other services or expenses, other than those specifically agreed herein to be provided by Charterer, as are required to provide the charter flight.

     Indirect Air Carrier will be responsible for arranging and payment of all necessary third parties needed to provide the above services at the F Airports. Furthermore, Indirect Air Carrier shall be responsible for the acts/omissions of its subcontractors. Additionally, Indirect air Carrier shall cause each of its subcontractors to provide certificates of insurance to the reasonable satisfaction of Charterer, shall ensure that at least this level of insurance remains in place at all times throughout the duration of this contract, and shall grant Charterer a right if requested to bring a subrogated claim against any of the said subcontractors in the event of their breach. Further Indirect Air Carrier shall ensure at all times that the services listed above are provided to the standards outlined in the service level agreement attached at Appendix B. Finally, Indirect Air Carrier shall use all reasonable endeavours to ensure that Charterer shall receive all reasonable assistance from Indirect Air Carrier's subcontractors in the event of termination of this Agreement following default by the Indirect Air Carrier.

     In relation to the F Airports, Indirect Air Carrier will be responsible at all times for the performance of its employees subcontractors or agents, except to the extent resulting directly or indirectly from the action or inaction of Charterer, or their directors, officers, agents, servants or employees.

      In relation to the C Airports, Indirect Air Carrier shall use all reasonable endeavors to ensure at all times that the services listed above are provided to the standards outlined in the service level agreement attached at Appendix B.

     For the purpose of clarification, nothing in this clause shall entitle Indirect Air Carrier to charge any additional fee to Charterer above and beyond the Charter Price outlined in Appendix A.
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Section 6  -      Operational Control

     Charterer acknowledges that Airline will be responsible for the physical and technical operation of the Aircraft and the safe performance of all flights, and will retain full authority and control including exclusive operational control and possession of the Aircraft at all times. Charterer acknowledges the captain of the Aircraft and the flight dispatcher will have absolute discretion in all matters concerning the preparation of the Aircraft for flight and the flight itself, the load carried and its distribution, the decision whether or not a flight will be undertaken, the route to be flown, the place where landings will be made, and all other matters relating to the safety in the operation of the Aircraft. Charterer acknowledges that Airline will be responsible for the imposition of baggage limits within the space and weight limits of the Aircraft.

     Charterer acknowledges the operation of the Aircraft will be carried out in accordance with applicable regulations and the standards and practices of Airline as set forth in Airline's approved manuals and operations specifications.

     The Charterer acknowledges that Indirect Air Carrier or Airline may utilize the Aircraft for charter services for other customers. Such utilization will not interfere with the flights under this Agreement, and shall be at Airline's/ Air Carrier's entire cost and risk. If such interference occurs, Charterer shall enjoy the remedy outlined in Appendix A..

     Indirect Air Carrier shall provide to Charterer a monthly report on the 10th day of each month in respect of the previous calendar month's performance in the form outlined in Appendix C. Carrier shall have a right of audit of information stemming from this report, or reasonably relevant enquiries, and Independent Air Carrier shall afford Charterer all reasonable assistance with such audit.

Section 7  -      Insurance and Liability

     During the term of this Agreement Indirect Air Carrier shall require and cause Airline at its sole cost and expense to maintain in full force and effect the following insurances to the reasonable satisfaction of Flightserv.com and Vacation Express with insurers and through such insurance brokers as they shall deem appropriate and Airline finds reasonably acceptable:

a) Hull All Risks and Hull War and Allied Perils insurance covering the Aircraft against all risks of loss or damage on an agreed value basis. Such insurances shall provide a waiver of insurer's rights of subrogation against Flightserv.com, Vacation Express, Airtours PLC and each member of the Airtours Group of Companies and their respective directors, officers, agents, servants and employees.

b) Aircraft Third Party, Passenger, Passengers Baggage, Cargo and Mail and Aviation General Third Party Legal Liability for a Combined Single Limit (Bodily Injury/Property Damage) of USD 750,000,000 and one occurrence and in the aggregate in respect of products legal liability. Such insurance shall include to the fullest extent available war and allied perils coverage for those perils excluding by War, Hijacking and Other Perils Exclusion Article AVN48B or any modification or substitution thereof for the time being in force.

              Such insurance shall:

a) Include Flightserv.com, Vacation Express, Airtours PLC and each member of the Airtours Group of Companies and their respective directors, officers, agents, servants and employees as additional assureds ("the Additional Assureds") for their respective rights and interests;

b) Provide that all provisions, except the limits of liability, shall operate in the same manner as if there were a separate policy issued to each assured.

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c)            Be primary and without right of contribution from any other insurance which may be available to or maintained by the Additional Insured.

d) Provide that the cover afforded to the Additional Assureds by the policy shall not be invalidated by any act or omission (including misrepresentation or non-disclosure) of any other person or party which results in a breach of any term, condition or warranty of the policy provided that the Additional Assured so protected has not caused, contributed to or knowingly condoned the said act or omission; and

e) Provide for not less than thirty (30) days prior written notice of cancellation or material alteration of the insurances to be given to Lessee except that in the case of war and allied perils such period of notice shall be seven (7) days or such lesser period as may be available in accordance with policy conditions. Notice will not however be given at normal expiry date or in the event of non-renewal.

     Prior to the commencement of this Agreement, and on each and every renewal of the insurances during the term of this Agreement, Indirect Air Carrier shall require and cause Airline to provide or cause to be provided to the other, in form reasonably satisfactory to the Charterer, Certificates of Insurance evidencing Airline's compliance with the foregoing requirements. Indirect Air Carrier acknowledges that Charterer shall have the right of subrogation in relation to any claim Indirect Air Carrier may have against Airline.

Section 8  -      Fuel Charges

     The Charter Price set forth in Appendix A does not include aviation fuel which shall be provided by the Charterer. In the period from term commencement to 31st March 2002, the fuel provided by the Charterer shall be sufficient for the contracted number of block hours based on actual fuel use. In the period between 1ST April 2002 and the end of the contract, the fuel provided by the Charterer shall be sufficient for the contracted number of block hours based on a burn rate of X US Gallons per block hour, X being the average burn rate achieved by the Airline in relation to this Agreement during the period between 31st March 2002 and the end of the contract . Should Airline exceed X US Gallons per block hour by more than 1% , Indirect Air Carrier shall be responsible for the cost of the additional fuel used above and beyond the X US Gallons per block hour. Should Airline be able to carry out its flying with a burn rate of less than X US Gallons per block hour, Indirect Air Carrier shall enjoy the benefit of the difference between the achieved burn rate and the actual burn rate.

     The parties appreciate that the aircraft will be used for services outside this Agreement at Indirect Air Carrier's risk and cost, including Indirect Air Carrier paying for the fuel for these flights. There shall be a monthly reconciliation by the parties in which credit will be given by Indirect Air Carrier to Charterer for use of Charterer's fuel, or vice versa, as the case may be.

Section 9  -      Charter Price Escalation

     Indirect Air Carrier may increase the Charter Price in the event of the occurrence of any of the following:

a) Agreement by both parties of an annual rate increase based on the increase of specific ACMI costs (i.e. reserves, crew, etc.) All costs will be subject to agreement by Charterer and not to exceed the CPI as published in the Eastern Edition of The Wall Street Journal.

b) Agreement by both parties of an annual rate increase based on the increase of specific ground handling costs. All costs will be subject to agreement by Charterer and not to exceed the CPI as published in the Eastern Edition of The Wall Street Journal.

Additionally, Indirect Air Carrier shall be entitled to pass on to Charterer any increase of any governmental or airport taxes and fees which Indirect Air Carrier may be responsible for under the terms of this Agreement

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Section 10  -  Limitations of Liability

     Indirect Air Carrier will have the right to cancel any one or more charter flights immediately, in the event of the occurrence of any of the following:

a) Charterer fails to make any payment as prescribed in this Agreement.

b) Charterer or any of its agents, officers or employees fails to comply with any of the terms and conditions of this Agreement and such failure materially affects the execution of this agreement

c) Charterer makes any material misrepresentation of any information required to be supplied under this Agreement and such misrepresentation has a material adverse affect upon the performance of this Agreement or Indirect Air Carrier.

     Charterer understands that on the basis of such personnel being on standby at the gate in case Charterer has any unused space at that time Airline at its option may permit the use of any unused space on any of the charter flights for the transportation of personnel of Indirect Air Carrier or Airline or its interline partners. Indirect Air Carrier shall ticket such personnel traveling on these flights and agrees to be responsible for, both their welfare any and all applicable taxes or other costs associated with their travel.

     In no event will the Charterer or any party for whom the Charterer is responsible be entitled to recover from Indirect Air Carrier any amount in excess the limits set forth in Section 7 of this Agreement and deductible amounts payable by Airline with respect to such insurance. Charterer, for itself and to the extent permitted by law for those parties for which Charterer is responsible under the terms of this Agreement, waives and releases any claim, asserted of right or cause of action that the Charterer and such parties may have to recover against Indirect Air Carrier for any amount in excess of the limitations set forth in this paragraph.

     In no event will Charterer's liability exceed the agreed sums payable by the Charterer to the Indirect Air Carrier under this Agreement.

Section 11  -     Warsaw Convention Limitation

     This Agreement shall be subject to the Convention for the Unification of Certain Rules Relating to International Carriage by Air, signed at Warsaw, Poland on October 22, 1929, as amended, (the "Warsaw Convention"). Charterer shall take all actions necessary to ensure that Indirect Air Carrier will be entitled to the benefits of limiting its liability to passengers for its contract of carriage in effect at the time of the flight and under any law, regulation, international treaty or agreement, including but not limited to the Warsaw Convention. Both parties acknowledge that the printing of the limitations of liability of the Warsaw Convention upon the ticket wallet shall suffice for these purposes. All passengers will be advised of the applicability of the Warsaw Convention and its limitations.

Section 12  -     Termination for Default

     In the event one party or the Airline fails to comply with any of its material obligations hereunder, or in the event of:

a) the dissolution, liquidation, suspension of business or immediate termination of existence of such party;

b)       the insolvency or bankruptcy of such party;

c)       the making by such party of an assignment for the benefit of creditors;

d)       fraudulent conduct;

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e)       the consent of such party to the  appointment of a trustee or receiver for such party for all or a substantial  part of its business; or

f) the admission by such party of its inability to pay its debts as they mature,

     The other party shall have the right to immediately terminate the contact. Such right of termination, whether or not exercised, will not be an exclusive remedy, but will be in addition to all other legal and equitable rights and remedies available to such other party. Charterer shall have the right to serve notice terminating this agreement with immediate effect should one of the criteria listed above be fulfilled. Further, Charterer shall be entitled to serve immediate notice on behalf of the Indirect Air Carrier terminating the ACMI agreement in the event that Airline fulfills one of the criteria listed above and the Indirect Air Carrier have not served notice terminating the ACMI agreement. The independent aircraft carrier hereby appoints Charterer as its agent for this purpose alone.

     In the event of termination following default of the Charterer, such termination shall not relieve the Charterer from its obligation for the payment of the Minimum Revenue required in this Agreement. Provided however, Indirect Air Carrier will use its utmost endeavors to mitigate such potential loss. In the event of termination following default of the Charterer, such termination shall not relieve the Indirect Air Carrier of any of its historic and ongoing liabilities.

Section 13  -     Force Majeure

     Notwithstanding any other provision of this Agreement, Indirect Air Carrier or Charterer may delay the operation of or cancel any flight(s), including positioning flight(s), in the event such cancellation or delay is required due to events beyond Indirect Air Carrier's control including but not limited to accident to aircraft, weather, third party strikes, lockouts, other industrial or labor disturbances, acts of public enemy, wars, blockades, riots, epidemics, lightning, earthquakes, arrests, explosions, failure of public utilities, unavailability of fuel except directly caused by the actions of Airline, inability to secure operating approval, seizure under legal process, sanction, quarantine restrictions, fire, smog, fog, flood, act of God, any restrictive act of government, bomb threats, unavailability of insurance coverage at commercially reasonable rates due to civil or political unrest, services from third party contractors, and any other event beyond the control of Charterer or Indirect Air Carrier. In no event will Indirect Air Carrier be able to rely on the benefit of the exclusions listed within this clause unless it can be demonstrated that the exclusion on which they seek to rely is outside their reasonable control. Further, there shall be no obligation for either party to pay or perform during the period in which Force Majeure exists. Finally, the party not directly affected by the Force Majeure (the "Victim") shall have the right to contract with a third party whilst the Force Majeure period exists. Provided such extended period is commercially necessary, the Victim shall be free to contract with a third party beyond the length of the Force Majeure if so necessary, without penalty to that Victim. As such, if for example Airline's pilots were on strike for one month, and it was both reasonable to assume that the delay would last a reasonable length of time and it was the only deal available, Charterer would be able to contract with a third party Airline to fly for a period of two (2) months with no penalty to Charterer and with no payment being made to Airline or Indirect Air Carrier during this period. In no event will Indirect Air Carrier or Charterer be liable for damages of any kind arising out of or related to any cancellation or delay excusable under this clause.

Section 14  -     Indemnification

     Charterer will indemnify and hold Indirect Air Carrier (including without limitation, Indirect Air Carrier's officers, directors, employees, servants and agents), for, from and against all damages and claims for damages, demands, liabilities, actions, direct losses (but not indirect or consequential losses), costs, taxes, assessments, suits, recoveries, judgments or executions (including, without limitations, reasonable cost of investigation, litigation costs, court costs, expert witness fees, litigation support services, settlement cost or reasonable attorney's fees), damages or injury to person or property (including, without limitation, injury resulting in death) arising from Charterer or its agents, employees or subcontractors.

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

     Indirect Air Carrier will indemnify and hold Charterer (including without limitation, Charterer's officers, employees, servants and agents), for, from and against all damages and claims for damages, demands, liabilities, actions, losses, costs, taxes, assessments, suits. recoveries, judgements or executions (including without limitations, reasonable cost of investigations, litigation costs, court costs, expert witness fees, litigation support services, settlement cost or reasonable attorney's fees) damages or injury to person or property (including without limitation, injury resulting in death) however caused arising from or relating to any act of Indirect Air Carrier, Airline or its agents, employees or subcontractors.

Section 15  -     Default

     In the event of a default in payment of any sums due under this Agreement, the defaulting party will pay to the non-defaulting party interest upon such sums, from the payment due date until paid in full, at the rate of two percent (2 %) per annum above the prime rate of interest specified in the Eastern
Edition of The Wall Street Journal or any successor publication, adjusted for any change in such prime rate of interest.

     In the event of default hereunder and suit resulting therefrom to enforce any provision of this Agreement, any party against whom judgment is awarded will be liable to the non-defaulting party for all of its costs and expenses, including reasonable attorneys' fees incurred in the preparation, prosecution and appeal of such suit for enforcement or damages.

Section 16  -     Miscellaneous

     ENTIRE AGREEMENT. This Agreement, together with all Appendices constitute the entire agreement between the parties and supersedes any prior agreement or understanding, written or unwritten, regarding the subject matter hereof. Any amendment or variation to this Agreement will be in writing and will be valid only when signed by the duly authorized representatives of both parties and approved by appropriate and required governmental authorities to the extent required.

     SETOFF AND ABATEMENT. All payments and services provided for herein will be paid in full and without setoff, defense, counterclaim or deduction of any kind, unless agreed upon by Charterer and Indirect Air Carrier, arising from any other transaction or relationship, direct or indirect, which may exist between the parties. However, this shall not preclude either party having the right to setoff/abatement within this contract subject to mutual consent of the parties (such consent not to unreasonably withheld) i.e. if Indirect Air Carrier fails to perform under the contract, Charterer shall not be obliged to pay the whole of the Minimum Revenue before a defense can be raised. Instead, the Charterer will continue to make the weekly payment (in the case of a non-material breach such that the contract continues to exist) into an escrow account that cannot be accessed without both parties written consent, or in the absence of both parties written consent, a court order.

     CLAUSE HEADINGS. All headings herein are inserted for convenience only and will not affect the validity, construction or interpretation of this Agreement.

     CONFIDENTIALITY. Except as otherwise required by law, neither party will permit any of its directors, officers, employees, or agents to disclose to any person or entity (except affiliated companies), other than those permitted in writing by the other party prior to disclosure, any information contained in this Agreement. Notwithstanding the foregoing, either party may disclose information in this Agreement required by law, rule or regulation to be furnished to the Federal Aviation Administration, the Department of Transportation, or any other governmental agency having jurisdiction over the charter flight arrangements or operations contemplated by this Agreement.

     HAZARDOUS AND PERISHABLE MATERIALS. Charterer will not request Airline or Indirect Air Carrier to transport any hazardous materials nor shall Airline or Indirect Air Carrier be required to transport the same on any flight. Hazardous material is any matter, which may endanger health, safety or property. Charterer may request Airline or Indirect Air Carrier to transport perishable products or materials but such transportation is at the risk of the Charterer. Perishable material is anything, including live animals, and other objects that may deteriorate and thereby lose value, create a health hazard, or cause a nuisance.

Packing and loading of such perishable materials or products shall be the sole and exclusive responsibility of theIndirect Air Carrier. Indirect Air Carrier will indemnify and hold harmless Airline and Chartere with respect to any damages, claims, loss, fines, penalties, or discipline levied from any party against Airline or Charterer for any hazardous or perishable items carried on its flights.

     WAIVER. None of the terms of this Agreement can be waived except by express written waiver signed by the party to be charged. The failure of either party to enforce or the delay by either party in enforcing any of such party's right under this Agreement shall not be deemed a continuing waiver or a modification thereof, and either party may, within the time provided by applicable law, commence appropriate proceeding to enforce any and all such rights.

     CHOICE OF LAW AND FORUM. This Agreement shall be construed according to the laws of the State of New York, without regard to its conflict of law provisions. Any dispute, controversy or difference arising between the parties out of or with respect to the performance, interpretation, or application of this Agreement or the respective rights and liabilities of the parties hereunder, and which cannot be agreed amicably between the parties, shall be referred to arbitration to be conducted pursuant to the provisions of the Commercial Arbitration Rules of the American Arbitration Association applicable to the settlement of commercial disputes. The parties may agree on the selection of a single arbitrator, but if they cannot agree, each party shall select an arbitrator and the two selected arbitrators shall select a third arbitrator. The cost of the arbitration proceeding shall be borne equally between the parties unless the arbitration panel otherwise determines. The decision of the arbitrators(s) shall be final and binding upon the parties and judgment upon the award rendered by the arbitrator(s) may be entered in any court of competent jurisdiction.

     EXECUTION OF AGREEMENT AND COUNTERPARTS. Each person executing this Agreement on behalf of a party hereto represents and warrants that such person is duly and validly authorized to do so on behalf of such party, with full right and authority to execute this Agreement and to bind such party with respect to all of its obligations hereunder. This Agreement may be executed (by original or faxed signature) in counterparts, each of which shall be deemed an original, but all of which taken together shall constitutes but one and the same instrument.

     NOTICES. Any notice or other communication required or permitted hereunder shall be in writing and shall be deemed to be properly given when personally delivered (by hand or by courier), when sent by certified or registered mail, postage prepaid and return receipt requested, when sent by facsimile transmission, or when delivered by overnight or similar delivery services, fees prepaid, to the party entitled to receive such notice at the address (or facsimile number) set forth below or at such other address (or facsimile number) as such party shall provide in a written notice to the others in accordance with the terms of this Section. Except as otherwise specifically provided in this Agreement, notice shall be deemed to be received by the party to whom such notice was sent, in the case of notice given by personal delivery, on the date of delivery, in the case of notice given by certified mail (or by such comparable method), three business days after mailing, in the case of notice by overnight delivery service, on the date of actual delivery, and, in the case of notice by facsimile transmission, on the date of actual transmission.

         ------------------------------------------- ------------------- --------------------------------------------
         Flightserv.com                                                  Vacation Express
         -------------------------------------------                     --------------------------------------------
         -------------------------------------------                     --------------------------------------------
         1954 Airport Rd., Suite 203                      Address        2987 Clairmont Road, Suite 205
         Atlanta, GA 30341                                                Atlanta, GA 30329
         Kent Elsbree                                       Attn         Gantt Cookson
         President                                                       Vice-President - Operations
         770-986-9791                                      Phone         404-321-7742
         770-986-9792                                       Fax          404-248-1237
         Kelsbree@flightserv.com                           E-Mail        ganttc@vacationexpress.com
         -----------------------                                         --------------------------
         ------------------------------------------- ------------------- --------------------------------------------


or to such other address as either party may designate in notice given in accordance with this paragraph.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement by and through their duly authorized officers of the date first written above.


     For Indirect Air Carrier:                                      For Charterer:

     -----------------------------------------------------          -------------------------------------------------
     -----------------------------------------------------          -------------------------------------------------
     Signature                                                      Signature

     -----------------------------------------------------          -------------------------------------------------
     -----------------------------------------------------          -------------------------------------------------
     Name (Printed)                                                 Name (Printed)

     -----------------------------------------------------          -------------------------------------------------
     -----------------------------------------------------          -------------------------------------------------
     Title                                                          Title

     -----------------------------------------------------          -------------------------------------------------
     -----------------------------------------------------          -------------------------------------------------
     Date                                                           Date


                   AIRCRAFT CHARTER A.C.M.I. AGREEMENT #VE0007
                                   APPENDIX A


AIRCRAFT AND AIRCRAFT BASE
--------------------------
"Guaranteed Aircraft"
--------------------
One (1) - 737-300 with 148 Seats at ATL
One (1) - 737-300 with 148 Seats at CLT
One (1) - 737-300 with 148 Seats at CVG
One (1) - 737-300 with 148 Seats at SDF

"Power-by-the-Hour Aircraft"
----------------------------
 One (1) - 737-300 with 148 Seats at BNA
 One (1) - 737-300 with 148 Seats at IAD

FLIGHT SCHEDULE

                                                                          Status                              Arrival
Date                Aircraft          Origin            Destination       (Live/Ferry)      Departure Time    Time
------------------- ----------------- ----------------- ----------------- ----------------- ----------------- -----------------
------------------- ----------------- ----------------- ----------------- ----------------- ----------------- -----------------

                Flight dates pursuant the Schedule of Routes and Prices
             Departure and Arrival Times to be agreed upon by Charter and
                       Indirect Air Carrier from time to time.

PRICES AND PAYMENT DATES
Charterer shall pay Charter Price in U.S. Dollars for each Flight to Indirect Air Carrier on the Due Dates set-forth in the Schedule of Routes and Prices herein. Charterer shall pay an additional sum in U.S. Dollars for any air transportation services performed at Charterer's request that is in addition to the Flights listed in the Schedule of Routes and Prices. Indirect Air Carrier may increase the Charter Price as described in Section 9 of this Agreement.

UTILIZATION GUARANTEE

Guaranteed Aircraft
Charterer agrees to a minimum total hourly utilization per calendar year on the Guaranteed Aircraft. The following table specifies the total number of Minimum Guaranteed Annual Block Hours that the Charterer agrees to charter from the Indirect Air Carrier on the Guaranteed Aircraft in each calendar year.


(redacted table)



Any hours not operated due to mechanical failure of any of the Guaranteed Aircraft shall be credited towards the Minimum Guaranteed Annual Block Hours. Should Charterer fail to meet the Minimum Guaranteed Annual Block Hours for any one or more calendar years, Charterer agrees to pay to Indirect Air Carrier (redacted) per hour for each and every block hour not operated and paid for on the Guaranteed Aircraft. Any payments made to Indirect Air Carrier as a result of cancelled block hours pursuant to the Cancellation Chargers of the Guaranteed Aircraft shall be credited to this Utilization Guarantee of the Guaranteed Aircraft. Any hours operated on the Power-by-the-Hour Aircraft that are in addition to the Flights listed in the Schedule of Routes and Prices that are operated and paid for by the Charterer will be credited towards the Minimum Guaranteed Annual Block Hours in the year that they are operated.

Power-by-the-Hour Aircraft
Charterer does not guarantee a minimum number of block hours per month or year to be operated on either Power-by-the-Hour Aircraft. However, should the Charterer cancel 50% or more of the block hours pursuant to the Schedule of Routes and Prices on either or both Power-by-the-Hour Aircraft, Indirect Air Carrier may, upon 60 days written notice to the Charterer, cancel all remaining Flights on the affected aircraft. In the event that 50% or more of the block hours are cancelled by the Charterer on either or both of the Power-by-the-Hour Aircraft after May 31, 2002 and the Indirect Air Carrier elects to cancel all of the remaining flights, no Cancellation Penalty shall be due by the Charterer to the Indirect Air Carrier. In the event that the Indirect Air Carrier elects to cancel all of the remaining Flights before May 31, 2002 due to the cancellation of 50% or more of the block hours by the Charterer, the Charterer shall reimburse Pace Airlines for the out-of-pocket expenses directly related to recruiting and training the Cockpit, Cabin and Maintenance personnel assigned to the cancelled aircraft. The table below depicts the block hours indicated in the Schedule of Routes and Prices for the Power-by-the-Hour Aircraft.


(monthly table 2002-0004 redacted)



CANCELLATION POLICY


GUARANTEED AIRCRAFT
In the event any one or more Flights scheduled on the Guaranteed Aircraft is cancelled on or prior to the date of departure at the request of Charterer for any reason other than Force Majure permitted under this Agreement, the parties specifically agree that, with respect to each and every Flight cancelled, Charterer shall pay Indirect Air Carrier a reasonable estimate of Indirect Air Carrier's suffered damages ("Cancellation Charges"). The Cancellation Charges shall be equal to $(redacted) per scheduled block hour.


The Cancellation Charges may be offset by previously scheduled, paid and operated Flights that were in addition to the Schedule Of Routes and Prices on the Guaranteed Aircraft. Further, any Cancellation Charges not offset by previously scheduled, paid and operated Flights that were in addition to the Schedule Of Routes and Prices may be applied to future additions of Flights not included in the Schedule of Routes and Prices on the Guaranteed Aircraft.

POWER-BY-THE-HOUR AIRCRAFT
The Charterer may cancel any one or more of the Flights scheduled on the Power-by-the-Hour Aircraft upon 15 days written notice without penalty. Charterer's right to cancel any one or more of the Flights scheduled on the Power-by-the-Hour Aircraft does not provide relief from the Charterer's obligation to reimburse Pace Airlines for recruiting and training costs pursuant to the Utilization Guarantees specified above.

DELAY POLICY ATTRIBUTABLE TO AIRLINE
In the event of a delay to mechanical reasons, crewing or other operational issues of Airline, Indirect Air Carrier will not provide any services for delays up to 2 hours. If the delay is between 2:01 hours and 5:00 hours, Indirect Air Carrier will provide a light snack or lunch as appropriate for the time of day at its own costs. If the delay is over 5 hours, Indirect Air Carrier will provide additional meals as appropriate for the time of day at its own costs.

At C airports, in the event of the Charterer contracted ground handling agents providing the meals other services pursuant to this clause, Indirect Air Carrier shall reimburse Charterer for reasonable costs and disbursements so incurred.

If a flight is delayed more than eight (8) hours (two (2) hours in the case of delays caused as described in paragraph three of Section 6) due to mechanical reasons or other operational issues, Indirect Air Carrier will use its best efforts to provide substitute air transportation. Should Indirect Air Carrier not be able to secure alternative transportation by that stage and Charterer, with permission of Indirect Air Carrier, is able to provide transportation, the any additional financial responsibility of the alternative air transportation will be borne by Indirect Air Carrier if it is consented in writing, whose consent will not be unreasonably withheld and will be provided within twenty
(20) minutes of request by Charterer.

Should departure performance factor of flights on the Guaranteed Aircraft, defined as the percentage of flights departing within one hour of after the scheduled departure time fall below 75% for an two consecutive months or 80% for any six consecutive months due to delays attributable to maintenance or operational deficiencies involving the Guaranteed Aircraft, excluding weather, ATC related delays, any acts or omissions of Charterer or any of its passengers, contractors, agents or employees or representatives, or any other facts of Force Majeure, The ACMI rate on the Guaranteed Aircraft will be reduced by 8% until such time that Indirect Air Carrier brings its rolling 30-day performance factor on the Guaranteed Aircraft above 75% and maintains the performance above 75%. The penalty will cease as soon as the 75% performance rate on the Guaranteed Aircraft is achieved, however the probationary period will continue for 75 days. Should the on time performance of flights on the Guaranteed Aircraft fall below 75% at any time during the probationary period, the 8% penalty will again be in effect and the 75 day probationary period will begin again after the flight's on time performance exceeds 75% for the 30 day rolling average.

Should departure performance factor of flights on the Guaranteed Aircraft, defined as the percentage of flights departing within one hour of after the scheduled departure time fall below 65% for an two consecutive months or 70% for any six consecutive months due to delays attributable to maintenance or operational deficiencies involving the Guaranteed Aircraft, excluding weather, ATC related delays, any acts or omissions of Charterer or any of its passengers, contractors, agents or employees or representatives, or any other facts of Force Majeure, The ACMI rate on the Guaranteed Aircraft will be reduced by 10% until such time that the flights rolling 30-day performance factor on the Guaranteed Aircraft above 65% and maintains the performance above 65%. The penalty will cease as soon as the 65% performance rate on the Guaranteed Aircraft is achieved, however the probationary period will continue for 75 days. Should on time performance factor of flights on the Guaranteed Aircraft fall below 65% at any time during the probationary period, the 10% penalty will again be in effect and the 75 probationary period will begin again after on time performance factor of flights exceeds 65% for the 30 day rolling average.

The obligations of the previous two clauses are mutually exclusive but are to be read together i.e. if the performance rises above the 65% limit, but still breaches the 75% limit, the penalty will reduce from 10% to 8%, but will never be 18%.

DELAY POLICY ATTRIBUTABLE TO INDIRECT AIR CARRIER

In any given month, no more than 5% of flights under this Agreement will be delayed due to inactions/actions of Indirect Air Carrier's ground handling agents/subcontractors being the primary cause of the said delay. In the event that the percentage increases above 5% in any given month, Indirect Air Carrier shall pay Charterer the following sums:

---------------------------------------------------------------- --------------------------------------------------------------
5 - 9.99%                                                        $100 per delayed flight
---------------------------------------------------------------- --------------------------------------------------------------
---------------------------------------------------------------- --------------------------------------------------------------
10- 14.99%                                                       $150 per delayed flight
---------------------------------------------------------------- --------------------------------------------------------------
---------------------------------------------------------------- --------------------------------------------------------------
15- 19.99%                                                       $200 per delayed flight
---------------------------------------------------------------- --------------------------------------------------------------

For the purpose of clarification a delay shall mean at least thirty minutes.

SPARE AIRCRAFT

In this Agreement, a provision has been made for the utilization of a spare aircraft, if necessary. The location of the Spare Aircraft will be agreed upon by both the Indirect Air Carrier and the Charterer and may change from time to time. If an operational situation arises where the spare aircraft is needed to fly as a result of a mechanical failure on another aircraft, then it will be flown to the city where the operational problem exists. It will then operate the schedule flying out of that city while the affected aircraft is being repaired. When the spare aircraft is being utilized, it is understood that Indirect Air Carrier is responsible, full in, for positioning and depositioning of all aircraft concerned, and there shall be no additional cost to Charterer.



MISCELLANEOUS
It is understood by both parties that Charterer has full availability of all belly space on all flights. Indirect Air Carrier or Airline may use this space with prior approval from Charterer.



     For Indirect Air Carrier:                                      For Charterer:

     -----------------------------------------------------          -------------------------------------------------
     -----------------------------------------------------          -------------------------------------------------
     Signature                                                      Signature

     -----------------------------------------------------          -------------------------------------------------
     -----------------------------------------------------          -------------------------------------------------
     Name (Printed)                                                 Name (Printed)

     -----------------------------------------------------          -------------------------------------------------
     -----------------------------------------------------          -------------------------------------------------
     Title                                                          Title

     -----------------------------------------------------          -------------------------------------------------
     -----------------------------------------------------          -------------------------------------------------
     Date                                                           Date


                                   APPENDIX B
                             SERVICE LEVEL AGREEMENT

                                   APPENDIX C
                        INFORMATION REQUIRED BY CHARTERER

Each month, Indirect Air Carrier shall provide the following copy information to the Charterer:

1.       The voyage report in respect of each flight to include

                i)                Block times;
               ii)                Flight times;
               iii)               Fuel on board;
               iv)                Uplift;
               v)                 Fuel on arrival;
               vi)                Fuel Burn

2.       The monthly tech log for each aircraft used in this Agreement
3.        Confirmation in relation to each flight whether:

 i)      the GPU was used;
ii)      the airstart was used;
iii) whether any welfare payments were made to passengers, and if so, how much;
iv)      notification of use of the aircraft outside of this Agreement

                                   Schedule D
     Taxes to be paid by Indirect Air Carrier and Reimbursable by Charterer


PASSENGER FACILITY CHARGES

INTERNATIONAL DEPARTURE TAXES


                                                             Indirect Charter Agreement                             Appendix A
                                                         Flightserv.com and Vacation Express                      Page 52 of 53
                                                      Appendix A - Schedule of Routs and Prices

Excerpt from VEX and flightserv contract - last page of routes and prices schedule as of August 2002.  Note that the schedule of routes and prices is modified from time to time based upon changes in the flight schedules.  The Company assumes no obligation to update this information.

                                                                                                                        Block
                                                                    Plane                    Hours           ACMI       Total

29-Nov-02  12-Dec-02           Thursday   ATL-CUN-ATL              737-300
                                          BNA-MEM-CUN-MEM-BNA      737-300
                                          CLT-CUN-CLT              737-300
                                          CVG-CUN-CVG              737-300
                                          IAD-BWI-CUN-BWI-IAD      737-300
                                          SDF-IND-CUN-IND-SDF      737-300
           12-Dec-02 Total
           13-Dec-02           Friday     ATL-SFB-ATL              737-300
                                          CLT-SFB-CUN-SFB-CLT      737-300
                                          CVG-SFB-CUN-SFB-CVG      737-300
                                          SDF-SFB-PUJ-SFB-SDF      737-300
           13-Dec-02 Total
           14-Dec-02           Saturday   ATL-SFB-LIR-SFB-ATL      737-300
                                          BNA-SFB-BNA              737-300
                                          CLT-SFB-CUN-SFB-CLT      737-300
                                          CVG-SFB-AUA-SFB-CVG      737-300
                                          IAD-SFB-IAD              737-300
                                          SDF-SFB-PUJ-SFB-SDF      737-300                  (detail redacted)
           14-Dec-02 Total
           15-Dec-02           Sunday     ATL-CUN-ATL              737-300
                                          BNA-MEM-CUN-MEM-BNA      737-300
                                          CLT-CUN-CLT              737-300
                                          CVG-CUN-CVG              737-300
                                          IAD-BWI-CUN-BWI-IAD      737-300
                                          SDF-IND-CUN-IND-SDF      737-300
           15-Dec-02 Total
           16-Dec-02           Monday     ATL-SFB-ATL              737-300
                                          CLT-SFB-CUN-SFB-CLT      737-300
                                          CVG-SFB-CUN-SFB-CVG      737-300
                                          SDF-SFB-PUJ-SFB-SDF      737-300
          16-Dec-02 Total
29-Nov-02 Total

Grand Total                                                                                                          $23,151,079
                                                                                                                     ===========